FOR RELEASE ON: June 17, 2019

CONTACT:	Robert Cherry, VP – Business Development & Investor Relations 608.361.7530 robert.cherry@regalbeloit.com

Jan Bertsch Joins Regal Board of Directors

BELOIT, WI – Regal Beloit Corporation (NYSE: RBC) announced today that Ms. Jan A. Bertsch has joined the Company’s Board of Directors. Her initial term on the board will continue until the 2020 annual meeting of shareholders. Additionally, the Company announced an increase in the size of the board from nine to ten directors and determined that Ms. Bertsch will join the Board’s Audit Committee, effective immediately.

Ms. Bertsch recently retired from Owens-Illinois, Inc., the world’s leading glass container manufacturer with revenues of $6.9 billion in 2018, where she was Senior Vice President and Chief Financial Officer since 2015. Prior to joining Owens-Illinois, Ms. Bertsch served since 2012 as Executive Vice President and Chief Financial Officer for Sigma-Aldrich, a $2.8 billion life science and technology company. Prior to joining Sigma-Aldrich, Ms. Bertsch was Treasurer and then Vice President, Controller and Principal Accounting Officer at BorgWarner. She also served as Corporate Treasurer and Chief Information Officer at Chrysler LLC and earlier in various roles of increasing responsibility in Finance and Treasury at Ford Motor Company. Ms. Bertsch has a B.S. in Finance from Wayne State University and an M.B.A. from Eastern Michigan University. She also serves as a director of BWX Technologies, Inc. and Meritor, Inc.

"Having served as a senior financial leader in several global manufacturing companies, Jan brings a great wealth of experience to the Regal board. She has been a CFO with a solid track record in operations and strategy, value creation and asset optimization," said Regal Board Chairman, Rakesh Sachdev. Chief Executive Officer, Louis Pinkham added, "Ms. Bertsch’s impressive credentials and experience make her an ideal fit for our organization and will strengthen our board."

"I look forward to joining the Regal team and having an opportunity to leverage my experience to help Regal deliver shareholder value," said Ms. Bertsch.

Regal Beloit Corporation (NYSE: RBC) is a leading manufacturer of electric motors and controls, power generation products and power transmission products serving customers throughout the world. We create a better tomorrow by developing and responsibly producing energy-efficient products and systems.

Our company is comprised of three operating segments: Commercial and Industrial Systems, Climate Solutions and Power Transmission Solutions. Regal is headquartered in Beloit, Wisconsin and has manufacturing, sales and service facilities worldwide. For more information, visit RegalBeloit.com.